SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement.
Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
Definitive Proxy Statement.
Definitive Additional Materials.
Soliciting Material Pursuant to sec. 240.14a-12.

The India Fund, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THE INDIA FUND, INC. ANNOUNCES
ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS

NEW YORK, February 24, 2006 – The India Fund, Inc. (the “Fund”) announced today that the Fund’s Special Meeting of Stockholders has been adjourned to March 16, 2006. Although an overwhelming majority of the stockholders who have voted voted in favor of the proposals, the Fund did not reach the necessary quorum to conduct business at the Special Meeting. The March 16 Meeting will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, Conference Room J, 30th Floor, New York, New York at 9:30 a.m., New York time. The record date for the Special Meeting will remain January 2, 2006.

Stockholders who have any questions or need assistance in voting are encouraged to contact Georgeson Shareholder Communications Inc., the Fund’s proxy solicitor, at its toll-free number, 1-866-297-1264.

The Fund is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund is traded on the New York Stock Exchange under the trading symbol “IFN.”

Blackstone Asia Advisors L.L.C. serves as the Investment Manager to the Fund. The Investment Manager is an affiliate of The Blackstone Group L.P.

Information on the Fund can be obtained on the Blackstone website (www.blackstone.com) or by calling the Fund’s toll-free phone number at 1-866-800-8933.

Contact:	Blackstone Asia Advisors L.L.C. 1-866-800-8933

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the Securities and Exchange Commission.